HopFed Bancorp, Inc.
Hopkinsville, Kentucky

                                               Contact:  Bruce Thomas, President
                                                                  (270) 885-1171

                                                        Date:  December 15, 1999

FOR IMMEDIATE RELEASE
---------------------

                              HOPFED BANCORP, INC.
                              DECLARES DIVIDEND AND
                           ANNOUNCES ESOP TERMINATION

     Hopkinsville, Kentucky - HopFed Bancorp, Inc. (Nasdaq: HFBC) announced today that the Board of Directors has declared the Company's quarterly dividend. The cash dividend of $0.075 per share, payable to stockholders of record as of December 31, 1999, will be paid on January 14, 2000.

     Bruce Thomas, President of the Company, stated that the Board of Directors determined that the payment of the dividend was appropriate in light of the Company's capital position. He noted that any future dividends will depend upon the Company's financial condition, earnings, equity structure, capital needs and regulatory requirements, as well as economic conditions.

     The Board of Directors also announced that it has approved termination of the Company's Employee Stock Ownership Plan (ESOP), effective December 31, 1999. Mr. Thomas stated that the Board of Directors determined that this was in the Company's best interests because of the ESOP's annual maintenance expenses. For the year ending December 31, 1999, the maintenance expenses for the ESOP are expected to be approximately $437,000, and the Company expects to incur a one-time ESOP termination expense of approximately $2.5 million. Termination of the ESOP and distribution to participants of its assets are contingent on receipt of an Internal Revenue Service determination that the ESOP will be tax-qualified upon its termination, as well as compliance with other applicable regulatory requirements.

     HopFed Bancorp, Inc. is the holding company for Hopkinsville Federal Savings Bank, which conducts business through its main office in Hopkinsville, Kentucky and branch offices in Hopkinsville, Murray, Cadiz and Elkton, Kentucky.